UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALTISOURCE RESIDENTIAL CORPORATION
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April 25, 2017

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Meeting of Stockholders of Altisource Residential Corporation, a Maryland corporation (the “Company”), which will be held at the Buccaneer Hotel, located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Tuesday, May 23, 2017, at 9:00 a.m., Atlantic Standard Time. The matters to be considered by stockholders at the 2017 Annual Meeting of Stockholders are described in detail in the accompanying materials.

It is very important that you be represented at the 2017 Annual Meeting of Stockholders regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote your proxy in one of the manners described in the accompanying materials even if you plan to attend the 2017 Annual Meeting of Stockholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Residential Corporation is sincerely appreciated.

Sincerely,

David B. Reiner
Chairman of the Board of Directors

ALTISOURCE RESIDENTIAL CORPORATION
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2017

NOTICE

The 2017 Annual Meeting of Stockholders of Altisource Residential Corporation, a Maryland corporation, will be held:

Date:    Tuesday, May 23, 2017

Time:    9:00 a.m., Atlantic Standard Time

Location:    The Buccaneer Hotel
5007 Estate Shoys
Christiansted, United States Virgin Islands 00820

PURPOSE

•	To consider and vote upon the election of six (6) Directors to serve until the 2018 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified;

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement; and

•	To transact such other business as may properly come before the 2017 Annual Meeting of Stockholders and any postponement or adjournment thereof.
PROCEDURES

•
Our Board of Directors has fixed the close of business on April 12, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the 2017 Annual Meeting of Stockholders.

•	Only stockholders of record at the close of business on the record date will be entitled to receive notice of and vote at the 2017 Annual Meeting of Stockholders.

•
The proxy statement for our 2017 Annual Meeting of Stockholders and our Annual Report to Stockholders were made available on or about April 25, 2017 on our website under Shareholders-Investor Relations-Financial Information at http://ir.altisourceresi.com/financials.cfm. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card.

By Order of the Board of Directors,
Michael G. Lubin
Corporate Secretary

April 25, 2017
Christiansted, United States Virgin Islands

ALTISOURCE RESIDENTIAL CORPORATION
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

General Information

We have made this proxy statement (“Proxy Statement”) available to you on or about April 25, 2017 as a holder of common stock of Altisource Residential Corporation, a Maryland corporation (“we,” “our,” “RESI” or the “Company”) because our Board of Directors is soliciting your proxy to be exercised at the Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting of Stockholders will be held at the Buccaneer Hotel, located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Tuesday, May 23, 2017, at 9:00 a.m., Atlantic Standard Time for the purposes listed in the Notice of Annual Meeting of Stockholders.

At the Annual Meeting, our stockholders will be asked to (1) consider and vote upon the election of six (6) Directors to serve until the 2018 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified and (2) the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
We are not aware of any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.

We have not included a proposal for our stockholders to ratify our appointment of the independent registered public accounting firm for the year ending December 31, 2017. Deloitte & Touche LLP is currently serving as our independent registered public accounting firm. Our Audit Committee routinely reviews our independent auditors. We have initiated a request for proposal (“RFP”) process with several independent registered public accounting firms, including Deloitte & Touche LLP, to be our independent auditors for the year ending December 31, 2017. It is possible that, following this RFP process, which is expected to be completed during the second quarter of 2017, we may retain Deloitte & Touche LLP as our independent registered public accounting firm, or we may retain a new independent registered public accounting firm for the year ending December 31, 2017. In either event, we expect to again include a proposal in the proxy statement for our 2018 Annual Meeting of Stockholders and in future periods.

Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails.

Proxy Materials

On or about April 25, 2017, we mailed the proxy materials consisting of this Proxy Statement, the proxy card and our Annual Report to Stockholders (the “Annual Report”) for the year ended December 31, 2016. We also expect our proxy documents to be made available to stockholders on or about April 25, 2017 through the Shareholders link on our website at www.altisourceresi.com or through www.proxyvote.com.

Stockholders of Record. If your shares are registered in your own name, you will receive a full set of the proxy documents in the mail. As a stockholder of record, you have the right to vote in person or to be represented by proxy at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card.

Beneficial Stockholders. If your shares are not registered in your name, you should receive proxy materials and a voting instruction form from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Voting Procedures

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your bank or brokerage firm or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock. If your shares of common stock are held in your name, you can authorize a proxy to vote your shares in lieu of attending the Annual Meeting and voting in person. You may authorize a proxy to vote your shares over the Internet by following the instructions provided in the printed proxy materials, or if you receive printed proxy materials, you may also authorize a proxy to vote your shares by mail or telephone pursuant to instructions provided on the proxy card. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.

If your common stock is held in the name of your bank or brokerage firm or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How a Proxy Works

All valid proxies received prior to the Annual Meeting will be voted in accordance with the directions on the proxies, unless such proxies have previously been revoked. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes,” the shares will be voted as the Board recommends, which is as follows:

•	“FOR” the election of each of the six (6) nominees to the Board listed in this Proxy Statement and on the proxy card (Proposal One); and

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement (Proposal Two).

With regard to any other business that properly comes before the Annual Meeting, each proxy received will be voted in the discretion of the persons appointed as proxies.

How to Revoke a Proxy

You have the power to revoke your proxy at any time before it is exercised at the Annual Meeting by:

•	filing written notice with our Corporate Secretary at the following address:

Michael G. Lubin, Corporate Secretary
Altisource Residential Corporation
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person. Attending the Annual Meeting will not, by itself, revoke a properly executed proxy.

Who May Vote

You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on April 12, 2017, the record date for the Annual Meeting. At the close of business on April 12, 2017, there were 53,527,755 shares of common stock issued, outstanding and able to be voted, and no other class of equity securities were outstanding. Each share of our common stock is entitled to cast one (1) vote at the Annual Meeting on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, or, with regard to the election of Directors, “WITHHOLD” votes, and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

If the shares you own are held in “street name” by a bank or brokerage firm or other nominee, your bank, brokerage firm or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You will receive a proxy card that will tell you how to access our proxy materials and authorize a proxy to vote your shares via the Internet. It will also tell you how to request a paper or email copy of our proxy material. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.

Proposal One – Election of Directors: Assuming a quorum, each of the six (6) nominees for Director will be elected as Directors of RESI by a plurality of the votes cast in person or by proxy at the Annual Meeting. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with regard to the election of one or more Directors will not be voted with regard to the Director or Directors indicated. “Plurality” means that the six (6) individuals who receive the greatest number of votes cast “FOR” are elected as directors. Cumulative voting in the election of Directors is not permitted.

Neither broker “non-votes” nor votes marked “WITHHOLD” will have an effect with regard to the election of any nominee.

Proposal Two - Approval, on an advisory basis, of the Compensation of the Company’s Named Executive Officers, as Disclosed in the Proxy Statement: Assuming a quorum, the proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Two.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with Proposal Two and will have no effect on the results of the vote on Proposal Two.

The below table summarizes the voting requirements to elect Directors and to approve the “Say-on-Pay” proposal in this Proxy Statement:

Proposal		Vote Required
1.	Election of Directors	Plurality of votes cast
2.	Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” each of the six (6) director nominees set forth in Proposal One; and

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement set forth in Proposal Two.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Costs of Solicitation

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile by our Directors, officers and employees without additional compensation. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

ELECTION OF DIRECTORS
(Proposal One)

Our Charter and Bylaws provide that that the number of our Directors will be fixed by a majority of our entire Board of Directors but may not be fewer than the minimum required under the Maryland General Corporation Law, which is one, nor more than fifteen. Currently we have six (6) members of our Board of Directors.

The six (6) nominees listed below for election as Directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board until the 2018 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, the six (6) nominees for Director will be elected as Directors by a plurality of the votes cast in person or by proxy at the Annual Meeting. All of the Company's nominees currently serve as our Directors. There are no arrangements or understandings between any of the Company's nominees and any other person for selection as a nominee.

If any of the Company's nominees are unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the Company's nominees would not be able or willing to serve as a Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age (1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
David B. Reiner	61	2012	X	X (2)
Michael A. Eruzione	62	2012		X	X
George G. Ellison	58	2015
William P. Wall	54	2016	X (2)	X	X
Rochelle R. Dobbs	55	2016	X		X (2)
Wade J. Henderson	68	2017		X
____________________

(1)	As of the date of this Proxy Statement.

(2)	Expected Committee Chair following the 2017 Annual Meeting of Stockholders.

The principal occupation for at least the last five (5) years and additional biographical information of each Director of RESI is set forth below.

David B. Reiner. Mr. Reiner was elected to the Board of Directors in December 2012 and became Chairman of the Board of Directors on January 16, 2015. Mr. Reiner is currently a Managing Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor that manages private investment funds that make opportunistic real estate investments. Prior to joining RREIC, Mr. Reiner served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment fund, from 2003 to 2011. At GIM, Mr. Reiner was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for GIM’s Investment Funds business and served on the Capital Markets Committee of Grosvenor Fund Management Ltd. Prior to that, Mr. Reiner was a Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc., from 2000 until 2003, a specialty real estate lender that provided mezzanine and bridge loans to the commercial real estate industry. From December 2011 to October 2015, Mr. Reiner served on the board of directors and as chairman of the Audit Committee of Home Loan Servicing Solutions, Ltd. (“HLSS”). Prior to joining the HLSS board, he served three years on the board of directors of Ocwen Financial Corporation (“Ocwen”), where he was also a member of both the Audit Committee and the Nomination/Governance Committee. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina in Columbia, South Carolina and a Juris Doctorate from George Mason University School of Law in Fairfax, Virginia. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts

University in Medford, Massachusetts and the Johns Hopkins School of Advanced International Studies in Washington, DC.

Mr. Reiner’s real estate investment expertise, particularly with respect to capital market activities, investment strategies and funding operations, provides insight to the Board of Directors. In addition, his background in economics and public company Audit Committee experience enables him to provide guidance to the Board of Directors in overseeing the financial and accounting aspects of our operations.

Michael A. Eruzione. Mr. Eruzione was elected to our Board of Directors in December 2012. Mr. Eruzione represents major corporations as a spokesperson and as a motivational speaker and has served as the Director of Special Outreach at Boston University in Boston, Massachusetts since 1995. He previously served as the Director of Special Programs for Alumni Relations and Development. From 1984 to 1994, Mr. Eruzione worked as a sports commentator for Madison Square Garden, ABC, NBC and CBS. Mr. Eruzione was captain of the 1980 United States Olympic Hockey Team that won the gold medal in Lake Placid, NY. Mr. Eruzione holds a Bachelor of Arts from the Boston University School of Education in Boston, Massachusetts.

Mr. Eruzione’s diverse background and experience representing major corporations provides insight to the Board of Directors, particularly with respect to the development of strategic relationships.

George G. Ellison. Mr. Ellison was elected to our Board of Directors on August 25, 2015. Mr. Ellison has served as our Chief Executive Officer since June 15, 2015, as our President since March 31, 2015 and as the Chief Executive Officer of Altisource Asset Management Corporation (“AAMC”) since February 17, 2015. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others. Mr. Ellison holds a Bachelor of Science in Industrial Engineering from the University of Pittsburgh and a Master's of Business Administration from the Wharton School of Business.

Mr. Ellison’s extensive mortgage, real estate, structured products and transactional experience provides the Board of Directors with subject matter expertise in the markets in which the Company competes. In addition, through his position as Chief Executive Officer of AAMC and RESI, Mr. Ellison has acquired significant experience in our business and offers the Board of Directors insight into Company specific operational and transactional matters.

William P. Wall. Mr. Wall was appointed to our Board of Directors on March 1, 2016. Mr. Wall is a managing member of OQ Partners, LLC, a private investment firm headquartered in Lexington, MA. Mr. Wall has served as a Director of Haynes International, Inc. (NASDAQ - HAYN) since 2004 and is the Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Mr. Wall is also a member of the Board of Directors of STAAR Surgical, Inc. (NASDAQ - STAA), where he serves as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee and Audit Committee. From February 2006 until June 2015, Mr. Wall served as general counsel of Abrams Capital Management, LLC, a value-oriented investment firm headquartered in Boston. Prior to joining Abrams Capital, Mr. Wall was a partner at a hedge fund for two years and was employed with Fidelity Investments for seven years, concluding as a Managing Director in its private investment group. Mr. Wall began his career as an Associate at the law firm of Ropes & Gray. Previously, Mr. Wall served as a Director of Automobile Holdings, Nations Commercial Finance and Eightfold Capital Management. Mr. Wall received his Bachelor of Arts from the University of Massachusetts at Amherst and a Master's of Public Administration and Juris Doctorate from Harvard University.

Mr. Wall provides the Board of Directors with extensive investment, legal and corporate governance expertise and has substantial experience as a member of other public company boards of directors.

Rochelle R. Dobbs. Ms. Dobbs was appointed to our Board of Directors on December 5, 2016. Ms. Dobbs currently serves as Chair of the Company’s Nomination/Governance Committee and is a member of the Audit Committee. Since 2010, Ms. Dobbs has served as President of R Dobbs Partners LLC, a New York-based consulting firm focused on commercial real estate transactions, including debt restructures, distressed debt purchases, and debt/

equity originations. From 2000 to 2010, Ms. Dobbs was a Managing Director and Head of Real Estate Structured Finance (US) and Head of CMBS Capital Markets at Bank of America Merrill Lynch (“BAML”), a leading financial institution. At BAML, Ms. Dobbs was involved in the building of origination and servicing platforms designed to deliver a wide range of products and services to public and private clients in the commercial real estate industry. Prior to joining BAML, from 1995 to 2000, Ms. Dobbs was a Managing Director and Head of Loan Origination at Chase Manhattan Bank where she managed a nationwide origination group for Chase’s newly created commercial mortgage backed security business. Ms. Dobbs was a member and served on the Board of Governors of Commercial Mortgage Securities Association. Ms. Dobbs holds a Bachelor of Arts - Economics from New York University in New York City.

Ms. Dobbs’ extensive mortgage, real estate, structured products and transactional experience provides the Board of Directors with subject matter expertise in the markets in which the Company competes as a result of her various leadership roles leading real estate and mortgage operations.

Wade J. Henderson. Mr. Henderson was appointed to our Board of Directors on April 24, 2017. Since 1996, Mr. Henderson has served as the President and CEO of The Leadership Conference on Civil and Human Rights and The Leadership Conference Education Fund. The Leadership Conference on Civil and Human Rights was founded in 1950 and engages in legislative advocacy on behalf of more than 200 national organizations to promote and protect the civil and human rights of all persons in the United States. The Education Fund was founded in 1969 as the education and research arm of The Leadership Conference. As CEO, Mr. Henderson has increased the size of the coalition from 170 to more than 200 member organizations and has led social justice initiatives and developed strategy on major policy priorities regarding civil and human rights on behalf of The Leadership Conference’s constituent organizations. Under his guidance, The Leadership Conference steered successful campaigns to reauthorize the Voting Rights Act; pass the Help America Vote Act, the Fair Sentencing Act, the Lilly Ledbetter Fair Pay Act, the ADA Amendments Act, the Matthew Shepard and James Byrd, Jr. Hate Crimes Prevention Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Since 1998, Mr. Henderson has also acted as the Joseph L. Rauh, Jr., Professor of Public Interest Law at the David A. Clarke School of Law, University of the District of Columbia. Prior to his role with The Leadership Conference, Mr. Henderson was the Washington Bureau director of the NAACP from 1991 to 1996, where he directed the organization’s government affairs and national legislative program. From 1982 to 1991, Mr. Henderson was the associate director of the Washington national office of the ACLU. Mr. Henderson holds a Bachelor of Arts from Howard University and a Juris Doctorate from the Rutgers University School of Law and is a member of the Bar of the U.S. Supreme Court and the District of Columbia.

Mr. Henderson’s vast experience with social justice issues, commitment to equality and experience with legislative advocacy provides RESI with valuable insight into the needs of our prospective tenants and strategies for socially responsible growth.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of our stockholders. Directors are asked to attend all meetings of the Board of Directors and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held seven (7) meetings in 2016. Each incumbent Director that has served since the 2016 Annual Meeting of Stockholders has attended all of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the year. Ms. Dobbs has also attended all meetings of the Board as well as the meetings held by all committees of our Board of Directors on which she served since the date of her appointment. The Board of Directors also regularly held executive sessions of the independent Directors. While we do not have a formal policy regarding Director attendance at the Annual Meeting, all of the incumbent members of our Board of Directors who were serving as Directors as of the 2016 Annual Meeting of Stockholders attended such meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the standards of the NYSE.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with RESI and otherwise qualify as independent under applicable SEC and NYSE rules are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and federal securities law. Our current Board of Directors has determined that Messrs. Eruzione, Henderson, Reiner and Wall and Ms. Dobbs are independent Directors. The Board of Directors also previously reached this independence determination for Dr. James H. Mullen and Mr. Robert J. Fitzpatrick, who stepped down from the Board of Directors on March 1, 2016 and December 5, 2016, respectively.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and its stockholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman of the Board of Directors is the best structure to fit our needs. Mr. Ellison is our Chief Executive Officer. Mr. Ellison is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with and under the oversight of the Board of Directors. As Chairman of the Board of Directors, Mr. Reiner leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board’s informed decision-making.

Director Stock Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our stockholders. As a result, in 2016 the Board adopted stock ownership guidelines for all of our Directors. Under these guidelines, each Director is expected to accumulate, by July 1, 2021 (or, if later, by July 1 of the fifth year following the year of becoming a Director), Company stock having a fair market value equal to five times such Director’s annual base cash retainer for acting as a Director. For purposes of these guidelines, shares held in trust or retirement accounts, deferred stock units and restricted stock units (“RSUs”) count toward the ownership guidelines. Each Director is expected to retain 100% of the net after-tax shares received upon vesting and exercise of equity incentive awards until the guidelines are satisfied.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/ Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.

The members of the Audit Committee since December 2016 have been Mr. Wall, Ms. Dobbs and Mr. Reiner, and Mr. Wall has served as the Chair. Upon the election of the proposed Directors, Mr. Wall will continue to serve as Chair of the Audit Committee and Ms. Dobbs and Mr. Reiner will continue to serve as members of the Audit Committee. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate and possess accounting or related financial management expertise. Our Board of Directors has also determined that each of Mr. Wall and Mr. Reiner qualify as “audit committee financial experts” as that term is defined in SEC rules. The Audit Committee met nine (9) times in 2016.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceresi.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee will review and approve its charter. The Audit Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in March 2016 and is expected to be reviewed and approved in the meeting of the Audit Committee scheduled for May 2017.

Compensation Committee. The Compensation Committee of our Board of Directors oversees the compensation of our Directors. We have no employees. Our executive officers are employed by our asset manager, AAMC. Consequently, the Compensation Committee does not determine or approve the compensation of our executive officers other than the compensation paid to our dedicated General Counsel.

The Compensation Committee has the authority to retain independent counsel or other advisers at our expense as the Compensation Committee deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our Directors, officers or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee since December 2016 have been Mr. Reiner, Mr. Eruzione and Mr. Wall. Mr. Reiner has served as the Chair of the Compensation Committee since December 2012. Upon the election of the proposed Directors, Mr. Reiner will continue to serve as Chair of the Compensation Committee, Mr. Eruzione and Mr. Wall will continue to serve as members of the Compensation Committee and Mr. Henderson will join the Compensation Committee. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, the members of the Compensation Committee have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceresi.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee will review and approve its charter. The Compensation Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in March 2016 and is expected to be reviewed and approved in the meeting of the Compensation Committee scheduled for May 2017. The Compensation Committee met five (5) times in 2016.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and recommends to the Board of Directors a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee since December 2016 have been Mr. Wall, Ms. Dobbs and Mr. Reiner. Mr. Wall has served as the Chair of the Nomination/Governance Committee since March 2016. Upon the election of the proposed Directors, Ms. Dobbs will serve as Chair of the Nomination/Governance Committee and Mr. Eruzione and Mr. Wall will serve as members of the Nomination/Governance Committee. Each member of our Nomination/Governance Committee is independent as defined in NYSE listing standards. The Nomination/Governance Committee met five (5) times in 2016.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceresi.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee will review and approve its charter. The Nomination/Governance Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in March 2016 and is expected to be reviewed and approved in the meeting of the Nomination/Governance Committee scheduled for May 2017.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account RESI’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Directors should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, legal and financial advisors, stockholders or industry sources.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this interview and evaluation, the Nomination/

Governance Committee will make a recommendation to the full Board of Directors as to the persons, if any, who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation of the Nomination/Governance Committee. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.altisourceresi.com and are available to any stockholder who requests them by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding RESI, you may do so by mail addressed to our Corporate Secretary at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing are distributed to our Board of Directors if addressed to the full Board or to individual Directors if addressed to them individually.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors and executive officers, including our principal executive officer. We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceresi.com and is available to any stockholder who requests a copy by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.altisourceresi.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved with the oversight of the Company’s risk management.

The Board of Directors and the Audit Committee monitor RESI’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring our compensation policies and related risks.

The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman, our Chief Executive Officer and our Chief Financial Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2016. Management members of our Board of Directors do not receive compensation for their service as a Director.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Rochelle R. Dobbs (3)	$4,592	$—	$4,592
Michael A. Eruzione	57,500	22,180	79,680
Robert J. Fitzpatrick (4)	95,497	22,180	117,677
James H. Mullen, Jr. (5)	9,885	16,593	26,478
David B. Reiner	123,125	22,180	145,305
William P. Wall (6)	67,838	11,014	78,852
____________________

(1)
On July 11, 2016, Messrs. Eruzione, Fitzpatrick, Reiner and Wall, being the non-management members of the Board of Directors serving as of such date, were each awarded 6,630 RSUs under the Company’s 2016 Equity Incentive Plan for their service to the Board for the period commencing July 11, 2016 to the date of the 2017 Annual Meeting of Stockholders. Upon vesting, the RSUs settle for shares of common stock upon the earlier of the third anniversary of the grant date and the termination of the director's service, subject to acceleration or forfeiture. The number of RSUs awarded was determined by dividing $60,000 by a share price of $9.05, which was the closing sales price of our common stock on the New York Stock Exchange on July 11, 2016 and represents the grant date fair value calculated in accordance with FASB ASC 718.

(2)
On May 28, 2015, the first day of service for the 2015 to 2016 service year, each of Messrs. Eruzione, Fitzpatrick, Mullen and Reiner was awarded 2,481 shares of restricted stock under the 2013 Director Equity Plan. These shares of restricted stock were granted based on $45,000 divided by the average of the high and low prices of our common stock on May 28, 2015 of $18.14 per share, and such shares of restricted stock had a grant date fair value calculated in accordance with FASB ASC 718 of $18.25. Mr. Wall joined the Board on March 1, 2016 and was subsequently granted an aggregate of 1,232 shares of restricted stock with a grant date fair value of $9.30 per share. For each of Messrs. Eruzione, Fitzpatrick, Reiner and Wall, the shares of restricted stock granted under the 2013 Director Equity Plan were issued on June 24, 2016 at a price of $8.94 per share, based on the average of the high and low trading prices, as reported on the New York Stock Exchange, on such date.

(3)
Ms. Dobbs joined the Board on December 5, 2016 and earned $4,592 in cash compensation for the period commencing as of such date to December 31, 2016. Ms. Dobbs received an award of 2,397 RSUs with a grant date fair value of $14.13 on April 24, 2017 for her service to the Board for the period commencing December 5, 2016 to the date of the Annual Meeting.

(4)
Mr. Fitzpatrick stepped down as a Director as of December 5, 2016 and ceased receiving cash compensation as of such date. Pursuant to the terms of his Director RSU award agreement, Mr. Fitzpatrick was required to forfeit his entitlement to the 6,630 RSUs previously granted. Mr. Fitzpatrick was granted an additional $27,222 in cash compensation based on his partial year of service to reflect the prorated value of the RSUs forfeited as of December 5, 2016.

(5)
Dr. Mullen stepped down as a Director of RESI on March 1, 2016 and ceased receiving cash compensation as of such date. Dr. Mullen forfeited 625 shares of restricted stock with a grant date fair value of $18.25 per share due to his departure from the Board on March 1, 2016. The remaining 1,856 RSUs granted to Dr. Mullen under the 2013 Director Equity Plan were issued on June 24, 2016 at a price of $8.94 per share, based on the average of the high and low trading prices, as reported on the New York Stock Exchange, on such date.

(6)	Mr. Wall joined the Board on March 1, 2016 and received $67,838 in cash compensation for the period commencing as of such date to December 31, 2016.

Cash Compensation

Based upon the recommendation of the independent compensation consultant retained by the Compensation Committee, it was determined that, as of April 1, 2016, the Company’s Director compensation plan be amended to provide the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $55,000;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $7,500 to all committee chairpersons (other than the Audit Committee chairperson);

•	an additional $5,000 to all committee members, including the committee chairperson; and

•	an additional $12,500 to Mr. Wall for service on a special committee commencing in September 2016.

Prior to April 1, 2016, our non-management Directors received the following cash compensation in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $50,000;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

Equity Compensation

The Altisource Residential Corporation 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) was approved at the Annual Meeting of Stockholders on June 1, 2016. The 2016 Equity Incentive Plan is described below in “Compensation Discussion and Analysis – Equity Compensation – Description of the 2016 Equity Incentive Plan.”

Beginning on July 11, 2016, our non-management Directors began receiving annual grants of RSUs issued under the Company’s 2016 Equity Incentive Plan and ceased to receive the annual awards of shares of common stock under the 2013 Director Equity Plan as described below. These RSUs are eligible for settlement in the number of shares of our common stock having a fair market value of $60,000 on the date of grant. “Fair Market Value” is defined under the 2016 Equity Incentive Plan as the closing price per share of our common stock in the principal market in which our common stock is traded. RSUs are expected to be granted after each annual organizational meeting of the Board of Directors, which typically follows the Annual Meeting. The RSUs vest on the earlier of the first anniversary of the date of grant and the first annual meeting of the Company's stockholders occurring immediately after the date of grant, with distribution mandatorily deferred for an additional two years thereafter (subject to earlier distribution upon the applicable Director’s separation from the Board of Directors). Our non-management Directors accumulate RSUs earned as equity compensation on a tax-deferred basis until the earlier of the third anniversary of the grant of the RSUs or the applicable Director’s separation from the Board of Directors. The awards are expected to be issued together with dividend equivalent rights. In respect of dividends paid to our stockholders prior to the vesting date, dividend equivalent rights accumulate and are paid in a lump sum in cash following the vesting date, contingent on the vesting of the underlying award. During any period thereafter when the award is vested but remains subject to settlement, dividend equivalent rights are paid in cash on the same timeline as underlying dividends are actually paid to our stockholders. The awards may, in the future, be eligible for additional deferral at the election of each non-management Director.

The first annual grant of RSUs was made to our non-management Directors on July 11, 2016 with respect to the 2016 to 2017 service year in an aggregate number of 26,520 RSUs with a weighted average grant date fair value of $9.05 per share.

Prior to July 11, 2016 and with respect to the 2015 to 2016 service year, our non-management Directors received annual awards of shares of restricted stock under the 2013 Director Equity Plan. In 2015, our non-management Directors received RSUs with a fair market value of $45,000. Pursuant to the 2013 Director Equity Plan, “Fair Market Value” was defined as the average of the high and low prices of RESI’s common stock as reported on the applicable securities exchange on which RESI is listed or quoted on the first day of the service year. Equity compensation under the 2013 Director Equity Plan was paid for the prior year of service after the annual organizational meeting of the Board of Directors, which typically follows the Annual Meeting. Such RSUs would vest if the Director attended an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during the applicable service year.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting but during the service year.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers as of April 12, 2017.

Name	Age	Position
George G. Ellison	58	Chief Executive Officer and Director
Robin N. Lowe	52	Chief Financial Officer
Stephen H. Gray (1)	46	Chief Administrative Officer and Senior Counsel
Michael G. Lubin (1)	41	General Counsel and Corporate Secretary
____________________

(1)	On January 18, 2016, Mr. Lubin was appointed as our General Counsel and Corporate Secretary and Mr. Gray was appointed as our Chief Administrative Officer and Senior Counsel.

The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below. Mr. Ellison's information is provided in the section of this Proxy Statement entitled “ELECTION OF DIRECTORS (Proposal One).”

Robin N. Lowe. Mr. Lowe has served as our Chief Financial Officer since October 2014 and has also served as the Chief Financial Officer of AAMC since October 2014. He oversees all of our financial affairs, including financial reporting, treasury, tax and shareholder relations. Prior to his appointment, Mr. Lowe served as Chief Financial Officer of CitiMortgage Inc. from October 2012 to July 2014. From May 2010 to September 2012, Mr. Lowe served as Chief Financial Officer of Citibank Korea, and from October 2008 to April 2010, he served as Chief Financial Officer of Citibank’s South East Asia Pacific region. From May 1995 to September 2008, Mr. Lowe served in lead finance roles with Citibank in various countries and regions. Mr. Lowe is a Fellow of the Institute of Chartered Accountants in England and Wales of which he has been a member since 1992. He holds a Master's Degree in Classics and a Bachelor of Arts, with honors, from Oxford University.

Stephen H. Gray. Mr. Gray served as our General Counsel and Corporate Secretary from December 2012 until January 2016 when he was appointed as our Chief Administrative Officer and Senior Counsel. Mr. Gray has also served as the General Counsel and Corporate Secretary of AAMC since November 2012. Prior to joining AAMC, Mr. Gray was General Counsel and Corporate Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm of Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm of Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

Michael G. Lubin. Mr. Lubin has served as our General Counsel and Corporate Secretary and has also served as Senior Vice President of AAMC since January 18, 2016. Prior to joining the Company, Mr. Lubin served as Senior Vice President and General Counsel of Home Loan Servicing Solutions, Ltd. from March 2014 to December 2015. From July 2007 to February 2014, Mr. Lubin was an attorney in the Cayman Islands office of Ogier, an international law firm, where he was part of the firm's corporate and investment funds practice groups and specialized in corporate law and the structuring, establishment and operation of hedge funds and private equity funds. From July 2005 to July 2007, Mr. Lubin was legal counsel at Bell Canada in Toronto, Ontario where he advised the company in relation to both revenue generating and procurement transactions. From September 2003 to July 2005, he was a corporate attorney at the law firm Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario. He holds a Bachelor of Arts in English from Bishop's University and a Bachelor of Laws from the University of Manitoba.

Executive Compensation

We have no employees. Our day-to-day management functions are performed by AAMC pursuant to an asset management agreement between AAMC and us, as described more fully in “Certain Relationships and Related Party Transactions.” Pursuant to the asset management agreement, AAMC provides us with a management team, including a Chief Executive Officer, and is responsible for the compensation of the Chief Executive Officer and AAMC’s other executive officers who provide services to us. Our named executive officers are, Mr. Ellison, our Chief Executive Officer; Mr. Lowe, our Chief Financial Officer; Mr. Gray, our Chief Administrative Officer and Senior Counsel; and Mr. Lubin, our General Counsel and Corporate Secretary. In addition, Kenneth D. Najour served as our Chief Accounting Officer until April 2016, and he terminated his employment with AAMC on August 5, 2016. With the exception of Mr. Lubin, our named executive officers, including our Chief Executive Officer, do not receive cash compensation from us for services rendered to us. We appointed Michael G. Lubin as our new General Counsel and Corporate Secretary effective January 18, 2016, and Mr. Lubin is the only executive officer that receives any cash compensation from us. Mr. Lubin’s compensation was determined by our Compensation Committee. Mr. Lubin is paid by a subsidiary of AAMC, but his entire compensation and benefits are reimbursed by RESI. On August 9, 2016, RSUs and stock options were granted to certain employees of AAMC, including Messrs. Ellison, Lowe, Gray and Lubin, pursuant to the 2016 Equity Incentive Plan. We did not provide any of our named executive officers with pension benefits, perquisites or other personal benefits in 2016; however, we did reimburse AAMC for certain benefits payable to Mr. Lubin.

Compensation Discussion and Analysis

Cash Compensation

In 2016, we did not pay any cash compensation directly to any of our named executive officers with the exception of Mr. Lubin. As noted above, Mr. Lubin is paid by a subsidiary of AAMC, but his entire cash compensation and benefits are reimbursed by RESI.

Our named executive officers are officers of AAMC and received their cash compensation in 2016 directly from AAMC. AAMC makes decisions relating to the cash compensation of our named executive officers, other than Mr. Lubin, based on such factors as AAMC and its Compensation Committee determines are appropriate. The AAMC Compensation Committee and AAMC management have the authority to establish incentive compensation award guidelines.

The current compensation package for Mr. Lubin consists of base salary and annual incentive compensation. Mr. Lubin’s base salary is $300,000, and Mr. Lubin has a targeted annual cash incentive award that is expressed as a percentage of his annual cash total compensation of 30% to 45%. AAMC’s annual incentive-based cash compensation is structured to motivate executives, including Mr. Lubin, to achieve pre-established key performance indicators, including the corporate goals for RESI discussed below, by rewarding the executives for such achievement. For 2016, the Compensation Committee of RESI approved cash incentive compensation to Mr. Lubin of $200,000, which represented 41% of his total cash compensation for 2016.

The RESI Compensation Committee reviews the recommendation of the Chief Executive Officer with respect to Mr. Lubin’s annual incentive compensation and can determine to amend such annual incentive compensation based on such factors as it determines are appropriate, including market information and individual performance. In coming to his recommendation to the Compensation Committee regarding Mr. Lubin’s annual incentive compensation, the Chief Executive Officer also considers those elements of the AAMC corporate scorecard that are attributable to RESI’s performance. As RESI does not have any employees, it does not have its own corporate scorecard solely for Mr. Lubin.

AAMC utilizes a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators developed through its annual strategic planning process. These performance indicators typically include elements designed to enhance the performance of RESI and generate long-term value for RESI’s stockholders. In 2016, RESI’s Chief Executive Officer’s recommendation regarding Mr. Lubin’s annual incentive compensation included an evaluation of his individual performance and the achievement levels for the following AAMC scorecard elements: (i) hiring and developing key talent, (ii) litigation management, (iii) the extent to which RESI was able to maintain its financing arrangements to ensure adequate liquidity to support RESI business objectives, (iv) the extent to which the size of RESI’s portfolio of rental homes under management increased at appropriate yields, (v) whether servicing on the RESI mortgage loan portfolio was transferred away from Ocwen and (vi) the amount of progress that was made on sales of non-rental assets to recycle liquidity and improve RESI's purchasing power. For further discussion regarding the AAMC corporate scorecard and performance against RESI-related goals, see “Supplemental Compensation Disclosure.”

On March 31, 2015, we and our subsidiary, Altisource Residential, L.P., entered into the current asset management agreement with AAMC (the “Current AMA”). As noted above, under the Current AMA, AAMC is responsible for the salary, benefits and other compensation of its employees who provide services to us but is entitled to reimbursement for the salary, benefits and other compensation attributable to RESI’s dedicated General Counsel, Mr. Lubin. For the year ended December 31, 2016, RESI reimbursed AAMC for an aggregate of approximately $816,207 of expenses, which consists of out-of-pocket expenses incurred by AAMC on RESI's behalf and the compensation of the general counsel dedicated to RESI. For further discussion of the terms of the Current AMA, including the fees payable to AAMC, see “Business Relationships and Related Party Transactions.”

Equity Compensation

Description of the 2016 Equity Incentive Plan

The Company has adopted the 2016 Equity Incentive Plan to afford an incentive to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates (including Altisource Asset Management Corporation) to continue as officers, non-employee directors, employees, advisors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

The 2016 Equity Incentive Plan is administered by the Compensation Committee (the “Committee”). The Committee has complete, full and final authority to: designate participants; determine the types of awards to be granted; determine the terms of awards; interpret and administer the 2016 Equity Incentive Plan and any agreements and awards thereunder; prescribe forms of award; adopt, amend, suspend, waive and rescind such rules and regulations as are necessary or advisable to administer the 2016 Equity Incentive Plan; correct any defect, supply any omission, reconcile any inconsistency, resolve any ambiguity and construe and interpret the 2016 Equity Incentive Plan and rules, regulations, award agreements and other instruments and awards entered into thereunder; make all other decisions and determinations required under the 2016 Equity Incentive Plan or deemed necessary or advisable for the administration of the 2016 Equity Incentive Plan; and make filings and take actions required by appropriate state, regulatory and governmental agencies. Each award granted under the 2016 Equity Incentive Plan is, and will be, evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject.

Awards may be granted under the 2016 Equity Incentive Plan in a maximum number of 3,073,746 shares of our common stock, subject to adjustment as provided under the 2016 Equity Incentive Plan. This share reserve is reduced by the number of shares of our common stock subject to outstanding awards. If all or a portion of an award is forfeited, terminated or paid in a form other than shares of our common stock, then the shares subject to that award or portion thereof will again be available for issuance under the 2016 Equity Incentive Plan. Awards under the 2016 Equity Incentive Plan may be granted to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates.

Awards may be granted to eligible participants in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other stock-based awards. Awards may be granted alone or in tandem with other awards, or in substitution for awards in connection with certain corporate acquisitions, and may be granted with or without dividend or dividend equivalent rights. The maximum aggregate number of shares of our common stock for which any single form of award may be granted to any single participant in any single calendar year is limited to 300,000 shares. The aggregate value of all compensation paid or provided to any of our non-employee directors (excluding any non-employee director who is an executive officer of us or one of our affiliates), under the 2016 Equity Incentive Plan or otherwise, in respect of a single calendar year is limited to $350,000.

Compensation Consultant

To further the objectives of our 2016 Equity Incentive Plan, our Compensation Committee conducted an analysis of the compensation levels of certain of our named executive officers in conjunction with an independent compensation consultant. Prior to granting awards under the 2016 Equity Incentive Plan, our Compensation Committee obtained advice from F.W. Cook & Co. (“F.W. Cook”) as an independent compensation consultant to consider provide guidance on the structure and amount of equity awards to be made under the 2016 Equity Incentive Plan. F.W. Cook provided research, data analyses, survey information and design expertise in developing the Company’s equity compensation program for executives and eligible employees. A representative of F.W. Cook attended meetings of the Compensation Committee. As part of its services to the Compensation Committee, F.W. Cook provided guidance on (i) the size of a market competitive equity incentive plan; (ii) a competitive annual equity budget; (iii) annual grant values, awards types, vesting provisions and the design of performance-based awards; and (iv) the competitiveness of total compensation opportunities for our named executive officers. Using benchmarking against peer companies of RESI and analysis of the peer compensation of both internally managed and externally managed companies similar to RESI, the Compensation Committee was advised by F.W. Cook and considered information about such peer companies prior to making its determination regarding the equity compensation of our named executive officers. The externally managed and internally managed peer companies considered by F.W. Cook in providing its advice to the Compensation Committee are set forth in the following table:

Externally Managed Peers	Internally Managed Peers
AG Mortgage Investment Trust, Inc.	American Assets Trust
American Capital Mortgage Investment Corp.	American Homes 4 Rent
Anworth Mortgage Asset Corporation	American Residential Properties
Apollo Commercial Real Estate Finance, Inc.	Dynex Capital
Arbor Realty Trust Inc.	EdR
Ares Commercial Real Estate Corporation	Hannon Armstrong
Blackstone Mortgage Trust, Inc.	Investors Real Estate Trust
CIM Commercial Trust Corporation	iStar
Colony Starwood Homes (1)	Ladder Capital
Independence Realty Trust, Inc.	Monogram Residential Trust
Orchid Island Capital, Inc.	Post Properties
PennyMac Mortgage Investment Trust	RAIT Financial Trust
Preferred Apartment Communities, Inc.	Redwood Trust
Resource Capital Corp.	Silver Bay Realty Trust
Select Income REIT	STORE Capital
Western Asset Mortgage Capital Corporation	Sun Communities
Washington REIT
______________

(1)	Market data relied upon reflected compensation practices prior to internalization.

Awards

On August 9, 2016, the Compensation Committee awarded RSUs and stock options to Messrs. Ellison, Lowe, Gray and Lubin, pursuant to the 2016 Equity Incentive Plan and their respective award agreements (collectively, the “NEO Equity Award Agreements”) as well as to certain other non-executive employees of AAMC. Mr. Ellison was awarded 62,250 RSUs and 327,921 stock options. Messrs. Lowe, Gray and Lubin were each awarded 12,450 RSUs and 65,583 stock options. The RSUs and stock options had a weighted average grant date fair value of $10.04 per share and $1.91 per share, respectively. The RSUs will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to acceleration or forfeiture. The stock options will vest in three equal annual installments on the later of the anniversary of the option award and the date of the satisfaction of certain performance criteria, in each case, on the first, second and third anniversaries of the option award, subject to acceleration or forfeiture. The performance criteria for the option awards is satisfied on the date on which the sum of (a) the average price per share for the consecutive 20 trading-day period ending on such date plus (b) the amount of all reinvested dividends, calculated on a per-share basis from the date of grant through such date, shall equal or exceed 125% of the price per share on the date of grant (the “Performance Goal”); provided however that the Performance Goal must be attained no later than the fourth anniversary of the grant date. In the event that the Performance Goal is not attained prior to the fourth anniversary of the grant date, the stock options shall expire. The Performance Goal was attained as of February 15, 2017.

In determining the awards for our named executive officers, the Compensation Committee considered the valuable and substantial contributions they had made to our Company, the importance to us of retaining and incentivizing them and the analysis prepared by F.W. Cook comparing our compensation structure to those of companies in the industry in which RESI competes. Any future awards of stock options or RSUs by us under the 2016 Equity Incentive Plan will be subject to vesting requirements determined from time to time by the Compensation Committee, which may be different from or similar to the vesting requirements set forth above.

Potential Payments upon Termination or Change in Control

Under AAMC’s employment arrangements with Mr. Lubin, in the event that his employment is terminated by AAMC without “cause,” he may receive severance benefits of six months’ base salary, which would be reimbursed by us. If Mr. Lubin’s employment is terminated for cause, his employment may be terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.

In order to obtain the benefits provided under Mr. Lubin’s termination provisions, Mr. Lubin would first be required to execute a release of claims with AAMC that would include a waiver and release of any and all claims he may have against us. As of December 31, 2016, the separation payment Mr. Lubin would have received upon termination, other than for cause, based on a six-month separation payment, would have been $150,000, as well as six months of continued medical insurance benefits with a value of approximately $10,017. The Compensation Committee may, in its discretion revise, amend or add to the benefits of Mr. Lubin.

Pursuant to each of the NEO Equity Award Agreements, upon a termination of the executive’s service by RESI without cause or by the executive for good reason other than in connection with a change of control, a portion of the unvested options and RSUs shall immediately vest based on the product of (x) the total number of unvested options and RSUs and (y) a fraction, the numerator of which is the number of full calendar months elapsed from the date of grant or, if later, the most recent anniversary thereof, through the date of termination, and the denominator of which is the number of full calendar months from the date of grant, or, if later, the most recent anniversary thereof, through the third anniversary of the date of grant. The aggregate fair value of RSUs and the aggregate intrinsic value of stock options that would have vested upon termination without “cause” on December 31, 2016 would have been $76,360 and $36,436, respectively, for Mr. Ellison and $15,272 and $7,287, respectively, for each of Messrs. Lowe, Gray and Lubin.

Each of the NEO Equity Award Agreements also contains a “double trigger” change of control provision that could potentially result in an acceleration of vesting in the event of a change of control as defined in the NEO Equity Award Agreements. All unvested options and RSUs will fully vest upon a termination of service by RESI without cause or by the executive for “good reason,” as defined in the NEO Equity Award Agreements, on or within two years following a change of control. The aggregate fair value of RSUs and the aggregate intrinsic value of stock options that would have vested upon such a change in control event on December 31, 2016 would have been $687,240 and $327,921, respectively, for Mr. Ellison and $137,448 and $65,583, respectively, for each of Messrs. Lowe, Gray and Lubin.

Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is involved in the design and implementation of our executive compensation under the 2016 Equity Incentive Plan and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his equity compensation. In 2016, based on the analysis and recommendations of F.W. Cook, the Chief Executive Officer made recommendations to the Compensation Committee regarding proposed equity awards for our named executive officers (other than himself, whose award was proposed by the Compensation Committee). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all awards under the 2016 Equity Incentive Plan. As noted above, Mr. Ellison was also involved with and recommended Mr. Lubin’s 2016 year-end incentive compensation for consideration and approval by the Compensation Committee.

Supplementary Compensation Disclosure

During 2016, compensation paid by AAMC to its employees who are our named executive officers, other than Mr. Lubin, totaled $2,436,862 in the aggregate, or approximately 12.7% of the management fees of $19,174,892 paid by us to AAMC. The current compensation package for AAMC’s named executive officers consists of base salary and annual incentive compensation. Of the $2,436,862 paid by AAMC to its employees who are our named executive officers, 56.5% or $1,376,862 was paid as base salary and 43.5% or $1,060,000 was paid in the form of annual incentive compensation.

Under AAMC’s annual incentive compensation plan, AAMC employees who are our named executive officers can earn cash awards as determined by the AAMC Compensation Committee. The AAMC Compensation Committee and AAMC management have the authority to establish incentive compensation award guidelines. Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2016, 42-62% of total annual cash target compensation was payable to AAMC's named executive officers only upon achievement of certain minimum scorecard and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities.

AAMC’s annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. AAMC seeks to accomplish this by utilizing a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators developed through its annual strategic planning process. A corporate scorecard is approved annually by the AAMC Compensation Committee and/or the full AAMC board of directors and is utilized by the AAMC Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to AAMC employees who are our named executive officers.

For 2016, AAMC’s corporate scorecard was approved by AAMC’s Board of Directors in March 2016 based in part on the corporate goals that were most important to RESI as its primary client.

The corporate scorecard for 2016 for matters related to RESI and its performance are detailed below:

Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
1. Hire and develop key talent	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
2. Litigation Management	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
3. Maintain financing arrangements/ ensure adequate liquidity to support RESI business objectives	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	All Repurchase Facilities Extended and Upsized in 2016, Amherst seller financing added $489M of term debt, Wells termed and moved to CS with better advance rates and better terms. - Target
4. Transfer all remaining servicing away from Ocwen	Not applicable	All remaining servicing removed from Ocwen	Not applicable	All Servicing was moved away from Ocwen effective with the third quarter of 2016 - Target
5. Increase RESI’s rental homes under management at appropriate yields	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Increased the size of RESI’s rental portfolio from 2,732 as of December 31, 2015 to 8,603 as of December 31, 2016, representing a 215% year over year increase - Outstanding
6. Capital Markets Flow - Achieve sales of non-rental assets to recycle liquidity and improve RESI's purchasing power	Achieve at least one NPL sale to enable the purchase of single-family rental (“SFR”) portfolios	Achieve at least one NPL sale; acquire at least one SFR portfolio	Achieve two NPL portfolio sales, acquire at least one SFR portfolio	Sold 1,975 NPLs and RPLs in 2016, arranged for sale of an additional 2,940 NPLs/RPLs (closed in 1st quarter 2017), and sold 2,668 REOs in 2016 compared to 1,321 REOs sold in 2015 - Outstanding

The components related to RESI in each scorecard are weighted based on relevance to RESI's ultimate performance and the achievement of its corporate strategy. Within each component of the scorecard, there are generally three (3) established levels of achievement: threshold, target and outstanding.

The scorecards are communicated to all incentive eligible employees by the employee’s immediate supervisor, which in the case of all of RESI's named executive officers other than Mr. Ellison is the Chief Executive Officer. This incentive compensation structure is intended to align the goals of our incentive eligible employees with the overall success of AAMC, which is substantially tied to the success of RESI, as AAMC' primary client, while establishing clear performance standards within their respective business or support units.

The 2016 personal scorecards for Mr. Ellison and each of Messrs. Lowe, Gray and Najour were based on the corporate scorecard goals set forth in the table above as well as an evaluation of their individual performance and leadership as a whole. Each of the goals were weighed and applied by AAMC's Compensation Committee for each named executive officer in determining his performance against the goals on an overall basis, taking into consideration their individual performance and the industry compensation levels of the peers.

For our executives other than Mr. Ellison, Mr. Ellison presents performance appraisal scores to the Compensation Committee of AAMC and makes recommendations as to the incentive compensation for each such executive officer.

In determining to approve the bonus for Mr. Lubin, the RESI Compensation Committee considered the valuable and substantial contributions he had made to RESI in 2016, the importance to us of retaining and incentivizing him, and the analysis prepared by F.W. Cook comparing the compensation structure for Mr. Lubin to those of companies in the industry in which RESI competes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers for the 2016 fiscal year. We paid no cash or equity compensation prior to 2016. As described under “Compensation Discussion and Analysis – Executive Compensation” above, under the Current AMA, AAMC is responsible for the salary, benefits and other compensation of its employees who provide services to us but is entitled to reimbursement for the salary, benefits and other compensation attributable to RESI’s dedicated General Counsel, Mr. Lubin. Accordingly, the Summary Compensation Table below includes the salary, non-equity incentive compensation and other compensation for RESI’s dedicated General Counsel only. The RSUs and stock options awarded to each of our named executive officers pursuant to the 2016 Equity Incentive Plan is disclosed in the Summary Compensation Table.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Compensation (1)	All Other Compensation (1)		Total
George G. Ellison, Chief Executive Officer	2016	$—	$1,249,990	$—	$—		$1,249,990
Robin N. Lowe, Chief Financial Officer	2016	—	249,998	—	—		249,998
Stephen H. Gray, Chief Administrative Officer and Senior Counsel	2016	—	249,998	—	—		249,998
Michael G. Lubin, General Counsel and Corporate Secretary	2016	288,462	249,998	200,000	16,190	(3)	754,650
Kenneth D. Najour, Former Chief Accounting Officer	2016	—	—	—	—		—
__________________

(1)
We did not pay any cash or other compensation directly to any of our named executive officers. Mr. Lubin joined RESI on January 18, 2016 and is paid by a subsidiary of AAMC, but his entire cash compensation and benefits are reimbursed by RESI.

(2)
Represents the grant date fair value of RSUs and the fair value of options to purchase our common stock calculated in accordance with FASB ASC Topic 718, which grants are subject to the vesting conditions described in “Business Relationships and Related Party Transactions – Equity Incentive Plan.”

(3)
Represents expenses reimbursed by RESI to AAMC relating to Mr. Lubin's employment in the Cayman Islands, consisting of $3,799 for Cayman Islands government-required pension benefits and $12,391 in medical insurance benefits.

Grants of Plan-Based Awards

All grants of stock options and RSUs to our executive officers are made under the 2016 Equity Incentive Plan. The following table sets forth information concerning stock options and RSUs granted in the last fiscal year with respect to the named executive officers.

Name and Type of Award	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George G. Ellison
RSUs	8/9/2016	$—	$—	$—	—	62,250	—	—	—	$—	$624,990
Options	8/9/2016	—	—	—	—	327,921	—	—	—	10.04	625,000
Robin N. Lowe
RSUs	8/9/2016	—	—	—	—	12,450	—	—	—	—	124,998
Options	8/9/2016	—	—	—	—	65,583	—	—	—	10.04	125,000
Stephen H. Gray
RSUs	8/9/2016	—	—	—	—	12,450	—	—	—	—	124,998
Options	8/9/2016	—	—	—	—	65,583	—	—	—	10.04	125,000
Michael G. Lubin
RSUs	8/9/2016	—	—	—	—	12,450	—	—	—	—	124,998
Options	8/9/2016	—	—	—	—	65,583	—	—	—	10.04	125,000
Kenneth D. Najour
RSUs	—	—	—	—	—	—	—	—	—	—	—
Options	—	—	—	—	—	—	—	—	—	—	—
______________

(1)
RESI does not have any non-equity incentive plans. RESI reimburses AAMC for annual incentive compensation paid to Mr. Lubin. Mr. Lubin has a targeted annual cash incentive award that is expressed as a percentage of his annual cash total compensation of 30% to 45%. Mr. Lubin's 2016 annual incentive compensation was $200,000.

(2)
Represents the grant date fair value of RSUs and the fair value of options to purchase our common stock calculated in accordance with FASB ASC Topic 718, which grants are subject to the vesting conditions described in “Business Relationships and Related Party Transactions – Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of stock options and RSUs granted to each of the persons named in the Summary Compensation Table in 2016. The following table sets forth information as of December 31, 2016 on all outstanding equity awards previously awarded to the named executive officers:

	OPTION AWARDS			RESTRICTED STOCK AWARDS
(a)	(b)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
George G. Ellison	327,921	$10.04	8/9/2023	62,250	$687,240
Robin N. Lowe	65,583	10.04	8/9/2023	12,450	137,448
Stephen H. Gray	65,583	10.04	8/9/2023	12,450	137,448
Michael G. Lubin	65,583	10.04	8/9/2023	12,450	137,448
Kenneth D. Najour	—	—	—	—	—

______________

(1)
The Performance Goal for the vesting of the stock options was satisfied on February 15, 2017 being the date on which the sum of (a) the average price per share for the consecutive 20-trading-days ending on such date plus (b) the amount of all reinvested dividends, calculated on a per-share basis from the date of grant through such date, equaled or exceeded 125% of the price per share of $10.04 on the date of grant. The stock options will vest in three equal annual installments on August 9, 2017, August 9, 2018 and August 9, 2019, subject to acceleration or forfeiture.

(2)
The number of shares in column (g) represent the awards of RSUs under RESI’s 2016 Equity Incentive Plan that remain unvested as follows: (a) Mr. Ellison received 62,250 RSUs on August 9, 2016 with a grant date fair value of $624,990, all of which remain unvested and (b) each of Messrs. Lowe, Gray and Lubin received 12,450 RSUs on August 9, 2016 with a grant date value of $124,998, all of which remain unvested.

(3)	The outstanding RSUs will vest ratably on each of August 9, 2017, 2018 and 2019.

(4)	Market value was calculated by multiplying the number of shares in column (g) by $11.04, which was the closing price of RESI's common stock as quoted on NYSE on December 31, 2016.

Option Exercises

None of our named executive officers exercised any options during the year ended December 31, 2016.

Equity Plans

2013 Director Equity Plan

Our Board of Directors determined to freeze the 2013 Director Equity Plan as to new grants, effective immediately following the approval of the 2016 Equity Incentive Plan by our stockholders at the June 1, 2016 annual meeting of stockholders. No further shares of common stock are expected to be issued under the 2013 Director Equity Plan.

We adopted the 2013 Director Equity Plan to promote our interests by attracting and retaining qualified and experienced individuals for service as non-employee Directors. The 2013 Director Equity Plan was administered by our Board of Directors. The total number of shares of common stock available for issuance under the 2013 Director Equity Plan was set at 100,000. In June 2013, we issued an aggregate of 4,265 shares of RESI’s common stock to our Directors for their service on the Board of Directors from January 24, 2013 until our annual meeting of stockholders on May 29, 2013. In May 2014, we issued an aggregate of 12,090 shares of RESI’s common stock for their service as Directors from the May 29, 2013 annual meeting of stockholders to the May 28, 2014 annual meeting of stockholders. In May 2015, we issued an aggregate of 7,644 shares of RESI's common stock for their service as Directors from the May 28, 2014 annual meeting of stockholders to the May 28, 2015 annual meeting of stockholders. In June 2016, we issued an aggregate of 10,531 shares of RESI's common stock for their service as Directors from the May 28, 2015 annual meeting of stockholders to the June 1, 2016 annual meeting of stockholders.

2016 Equity Incentive Plan

We adopted the 2016 Equity Incentive Plan at the Annual Meeting of Stockholders on June 1, 2016.

Beginning in July 2016, our non-management directors began receiving annual grants of RSUs issued under the 2016 Equity Incentive Plan. These RSUs are eligible for settlement in the number of shares of our common stock having a fair market value of $60,000 on the date of grant. The RSUs are expected to vest on the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders, with distribution mandatorily deferred for an additional 2 years thereafter until the third anniversary of grant (subject to earlier distribution or forfeiture upon the applicable director’s separation from the Board of Directors). The awards were granted together with dividend equivalent rights. In respect of dividends paid to our stockholders prior to the vesting date, dividend equivalent rights are expected to accumulate and be paid in a lump sum in cash following the vesting date, contingent on the vesting of the underlying award. During any period thereafter when the award is vested but remains subject to settlement, dividend equivalent rights are expected to be paid in cash on the same timeline as underlying dividends are actually paid to our stockholders.

The first annual grant of RSUs was made to our non-management directors on July 11, 2016 with respect to the 2016 to 2017 service year in an aggregate number of 26,520 RSUs with a weighted average grant date fair value of $9.05 per share, of which 6,630 were forfeited in December 2016 upon the departure of Mr. Fitzpatrick from the Board of Directors.

On August 9, 2016, an aggregate of 247,008 RSUs and 695,187 stock options were granted to certain employees of AAMC pursuant to the 2016 Equity Incentive Plan. The RSUs and stock options had a weighted average grant date fair value of $10.04 per share and $1.91 per share, respectively. The RSUs will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to acceleration or forfeiture. The Performance Goal for the vesting of the stock options was satisfied on February 15, 2017, being the date on which the sum of (a) the average price per share for the consecutive 20-trading-days ending on such date plus (b) the amount of all reinvested dividends, calculated on a per-share basis from the date of grant through such date, equaled or exceeded 125% of the price per share of $10.04 on the date of grant. As a result, the stock options will vest in three equal annual installments on August 9, 2017, August 9, 2018 and August 9, 2019, subject to acceleration or forfeiture.

In addition to the above-described grants under the 2016 Equity Incentive Plan, during the year ended December 31, 2016 and pursuant to the 2013 Director Equity Plan, an aggregate of 1,232 RSUs with a weighted average grant date fair value of $18.25 per share were granted to Mr. Wall who was appointed to the Board of Directors on March 1, 2016 with a weighted average grant date fair value of $9.30 per share, and Dr. Mullen, former member of the Board of Directors, forfeited 625 RSUs due to his departure from the Board on March 1, 2016. For further discussion of the 2016 Equity Incentive Plan, see “Compensation Discussion and Analysis – Equity Compensation – Description of the 2016 Equity Incentive Plan.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April 25, 2017    David B. Reiner, Chairman
Michael A. Eruzione, Director
William P. Wall, Director

ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
(Proposal Two)

As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Compensation Discussion and Analysis” and other narrative and tabular executive compensation disclosure in this Proxy Statement as required by SEC rules.

At the 2016 Annual Meeting of Stockholders, our stockholders were given an opportunity to provide feedback through an advisory vote on executive compensation. Approximately 78.9% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee took into account these results as well as feedback received from stockholders during the course of 2016 when making the decisions described in this Compensation Discussion and Analysis. The Company intends to hold an advisory vote on executive compensation annually.

Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2017 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”

Although this approval is advisory and non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director nominee for election as Director and named executive officer of RESI;

•	all Directors and executive officers of RESI as a group; and

•	all persons known by RESI to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, nominees, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 53,527,755 shares of our common stock issued and outstanding as of April 12, 2017. Unless otherwise indicated, the address of all persons below is:
c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

Shares Beneficially Owned as of April 12, 2017

Name of Beneficial Owner:	Amount	Percent
Putnam Investments LLC (1)	7,949,590	14.9%
FMR LLC (2)	7,428,416	13.9%
BlackRock Fund Advisors (3)	4,601,002	8.6%
Altisource Portfolio Solutions S.A. (4)	4,144,402	7.7%
The Vanguard Group, Inc.(5)	3,773,288	7.0%
D. John Devaney (6)	2,905,441	5.4%

Directors, Nominee and Named Executive Officers:	Amount	Percent
Rochelle R. Dobbs (7)	—	—
George G. Ellison (8)	195,000	*
Michael A. Eruzione	15,301	*
Wade J. Henderson (9)	—	—
David B. Reiner	26,031	*
William P. Wall	7,862	*
Robin N. Lowe (10)	7,000	*
Stephen H. Gray (11)	—	—
Michael G. Lubin (12)	—	—
All Directors and Executive Officers as a Group (8 persons) (13)	251,194	*
__________

*	Less than 1%

(1)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 14, 2017 by Putnam Investments, LLC, Putnam Investment Management, LLC, the Putnam Advisory Company, LLC and Putnam Capital Spectrum Fund (collectively, “Putnam”). Includes zero shares as to which sole voting power is claimed and 7,949,590 shares as to which sole dispositive power is claimed. Putnam’s address is One Post Office Square, Boston, Massachusetts 02109.

(2)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 14, 2017 by FMR LLC and Abigail P. Johnson (collectively, “FMR”). Includes 278,200 shares as to which sole voting power is claimed and 7,428,416 shares as to which sole dispositive power is claimed. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on January 19, 2017 by BlackRock, Inc. (“BlackRock”). Includes 4,470,787 shares as to which sole voting power is claimed and 4,601,002 shares as to which sole dispositive power is claimed. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(4)
Based on information contained in a Schedule 13D/A jointly filed with the SEC on March 11, 2016 by Altisource Portfolio Solutions S.A. and William B. Shepro (collectively, “ASPS”). Includes 4,144,402 shares as to which both sole voting power and sole dispositive power is claimed. ASPS’s address is 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group (“Vanguard”). Includes 62,663 shares as to which sole voting power is claimed, 2,500 shares as to which shared voting power is claimed, 3,773,288 shares as to which sole dispositive power is claimed and 62,263 shares as to which shared dispositive power is claimed. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on information provided in a Schedule 13G filed jointly with the SEC on February 2, 2017 by D. John Devaney, United Aviation Holdings, Inc. (“UAHI”), United Capital Markets Holdings, Inc. (“UCMHI”) and United Real Estate Ventures, Inc. (“UREVI”), and collectively with Mr. Devaney, UAHI and UCMHI “Devaney”). Includes 2,905,441 shares as to which shared voting power is claimed and 2,905,441 shares as to which shared dispositive power is claimed. Devaney’s address is 245 Crandon Blvd, Suite 167, Key Biscayne, FL 33149. UCMHI is not the owner of record of any shares of common stock.  However, because Devaney controls UREVI and UCMHI, and UAHI is a wholly-owned subsidiary of UCMHI, UCMHI may be deemed the beneficial owner of common stock held of record by UAHI and Devaney may be deemed to be the beneficial owner of 2,905,441 shares of Common Stock that are owned of record by UREVI and UAHI.

(7)	Does not include 2,397 RSUs granted on April 24, 2017.

(8)	Does not include 62,250 RSUs or options to purchase 327,921 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 12, 2017.

(9)	Does not include 350 RSUs granted on April 24, 2017.

(10)	Does not include 12,450 RSUs or options to purchase 65,583 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 12, 2017.

(11)	Does not include 12,450 RSUs or options to purchase 65,583 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 12, 2017.

(12)	Does not include 12,450 RSUs or options to purchase 65,583 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 12, 2017.

(13)
Does not include an aggregate of 99,600 RSUs and options to purchase an aggregate of 524,670 shares of common stock of the Company, none of which vest or become exercisable within 60 days of April 12, 2017.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2016 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders:
2012 Conversion Option Plan	129,921	$2.74	—
2012 Special Conversion Option Plan	37,869	1.11	—
2016 Equity Incentive Plan	962,085	10.04	2,111,661

Equity Compensation Plans Not Approved by Security Holders:
None	—	—	—
Total	1,129,875	$8.90	2,111,661

The options provided in the table above represent the only options to purchase our common stock that have been granted by the Company. Such options were granted to (i) the holders of options of Altisource Portfolio Solutions S.A. (“ASPS”) under the 2012 Conversion Option Plan and the 2012 Special Conversion Plan in connection with the Company's separation from ASPS and (ii) to certain employees of AAMC under the 2016 Equity Incentive Plan. In August 2016, the Company granted 695,187 stock options to certain employees of AAMC under the 2016 Equity Incentive Plan.

The Company issued an aggregate of 12,090, 7,644 and 10,531 shares of our common stock to our Directors pursuant to our 2013 Director Equity Plan in May 2014, May 2015 and June 2016, respectively, upon the vesting of RSUs granted in connection with their service on our Board of Directors for the respective service periods. In addition, the Company granted an aggregate of 247,008 RSUs to certain employees of AAMC in August 2016 under the 2016 Equity Incentive Plan.

Except as described above, the Company has not granted any additional options, restricted stock awards, restricted stock units or any other securities convertible or exercisable into shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that all of the Company’s reporting persons complied with their Section 16(a) filing requirements in 2016.

Ownership of Stock

In 2016, the Board of Directors adopted stock ownership guidelines for Directors, which are described more fully in “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE – Director Stock Ownership Guidelines.” We do not currently have formal stock ownership requirements for our executive officers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have not included a proposal for our stockholders to ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2017. Deloitte & Touche LLP is currently serving as our independent registered public accounting firm. Our Audit Committee routinely reviews our independent auditors. We have initiated an RFP process with several independent registered public accounting firms, including Deloitte & Touche LLP, to be our independent auditors for the year ending December 31, 2017. It is possible that, following this RFP process, which is expected to be completed during the second quarter of 2017, we may retain Deloitte & Touche LLP as our independent registered public accounting firm, or we may retain a new independent registered public accounting firm for the year ending December 31, 2017. In either event, we expect to again include a proposal for our stockholders to ratify the appointment of our independent registered public accounting firm in the proxy statement for our 2018 Annual Meeting of Stockholders and in future periods thereafter.

Despite our not including a proposal for the ratification of our appointment of our registered independent public accounting firm, we are providing the following information with respect to (a) Deloitte & Touche LLP, (b) our public financial statement disclosures and (c) the process of our Audit Committee throughout 2016 with our auditors.

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) has:

•	Reviewed and discussed with management RESI’s audited financial statements as of and for the year ended December 31, 2016;

•	Discussed with Deloitte & Touche LLP, RESI’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in RESI’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee:
April 25, 2017	William P. Wall, Chairman
David B. Reiner, Director
Rochelle R. Dobbs, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to RESI for professional services by Deloitte & Touche LLP with respect to our fiscal years ended December 31, 2016 and December 31, 2015:

	Year ended December 31,
Category	2016	2015
Audit Fees	$1,030,500	$838,971
Audit-Related Fees	15,000	25,100
Tax Fees	466,668	595,408
All Other Fees	—	—
Total	$1,512,168	$1,459,479

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of RESI’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, for the reviews of the financial statements included in RESI’s quarterly reports on Form 10-Q during fiscal years 2016 and 2015, for the audits of our internal control over financial reporting for the years ended December 31, 2016 and 2015 and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.” The Audit-Related Fees in 2016 consist of fees for review of, and issuance of consents related to, the Company’s registration statement on Form S-8. The Audit-Related Fees in 2015 consist of fees for additional services related to the Company's Exchange Act filings.

Tax Fees. This category includes the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning, including related to the Company’s compliance with REIT requirements.

All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the years ended December 31, 2016 or, December 31, 2015.

The Audit Committee considered the fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2016 and determined that the services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and (unless the de minimus exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2016, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members and has so delegated pre-approval authority to the Chairman of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted policies and procedures for the review, approval and monitoring of transactions involving RESI and related persons (Directors, nominees for election as Director and executive officers or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.altisourceresi.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chairman and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chairman of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of RESI; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to RESI.

Relationship with AAMC

Asset Management Agreement with AAMC

On March 31, 2015, we entered into our current asset management agreement (the “Current AMA”) with AAMC. The Current AMA, which became effective on April 1, 2015, provides for a new management fee structure as follows:

•
Base Management Fee. AAMC is entitled to a quarterly Base Management Fee equal to 1.5% of the product of (i) our average invested capital (as defined in the Current AMA) for the quarter multiplied by (ii) 0.25, while we have fewer than 2,500 single-family rental properties actually rented (“Rental Properties”). The Base Management Fee percentage increases to 1.75% of invested capital while we have between 2,500 and 4,499 Rental Properties and increases to 2.0% of invested capital while we have 4,500 or more Rental Properties;

•
Incentive Management Fee. AAMC is entitled to a quarterly Incentive Management Fee equal to 20% of the amount by which our return on invested capital (based on AFFO defined as our net income attributable to holders of common stock calculated in accordance with GAAP plus real estate depreciation expense minus recurring capital expenditures on all of our real estate assets owned) exceeds an annual hurdle return rate of between 7.0% and 8.25% (depending on the 10-year treasury rate). The Incentive Management Fee increases to 22.5% while we have between 2,500 and 4,499 Rental Properties and increases to 25% while we have 4,500 or more Rental Properties; and

•	Conversion Fee. AAMC is entitled to a quarterly conversion fee equal to 1.5% of the market value of the single-family properties leased by us for the first time during the quarter.

We have the flexibility to pay up to 25% of the Incentive Management Fee to AAMC in shares of our common stock.

Under the Current AMA, AAMC continues to serve as our exclusive asset manager for initial term of 15 years from April 1, 2015, with two potential five-year extensions, subject to our achieving an average annual return on invested capital during the initial term of at least 7.0%. Under the Current AMA, we are not required to reimburse AAMC for the allocable compensation and routine overhead expenses of its employees and staff, which are covered by the Base Management Fee described above. Only the compensation and benefits of the General Counsel dedicated to us and certain other out-of-pocket expenses incurred by AAMC on our behalf are reimbursed.

Neither party is entitled to terminate the Current AMA prior to the end of the initial term, or each renewal term, other than termination by (a) us and/or AAMC “for cause” for certain events such as a material breach of the Current AMA and failure to cure such breach, (b) us for certain other reasons such as the failure of AAMC to achieve a return on invested capital of at least 7.0% for two consecutive fiscal years after the third anniversary of the Current AMA and (c) us in connection with certain change of control events.

No Incentive Management Fee under the Current AMA was payable to AAMC during 2016 because our return on invested capital (as defined in the Current AMA) for the seven quarters covered by the Current AMA was below the required hurdle rate.

In 2016, the aggregate fees paid to AAMC under the Current AMA by RESI were $19,174,892 in management fees and $816,207 in expense reimbursements.

Agreements with ASPS

We have engaged ASPS to provide services for us as detailed below. If for any reason ASPS is unable to perform the services described under these agreements at the level and/or the cost that we anticipate, alternate service providers in addition to Main Street Renewal, LLC (“MSR”) may not be readily available on favorable terms, or at all, which could adversely affect our performance. ASPS's failure to perform the services under these agreements with AAMC or us could have a material adverse effect on us.

Master services agreement

Under the master services agreement (the “Master Services Agreement”) between Altisource Solutions S.à r.l. (“Altisource Solutions”), a wholly owned subsidiary of ASPS, and us, dated December 21, 2012, Altisource Solutions is the exclusive provider of property management, leasing, renovation management and valuation services associated with a substantial number of the single-family properties in our portfolio and certain real estate owned upon conversion of sub-performing or non-performing residential mortgage loans that we previously acquired. The agreement provides for an initial term of 15 years, which term will automatically renew for successive two-year terms unless either party sends a notice of non-renewal to the other party at least nine months before the completion of the initial or renewal term, as applicable. AAMC works directly with our Altisource Solutions' vendor management teams and internal maintenance and repair professionals on our behalf. AAMC’s construction and vendor management team also often interfaces with the general contractors and vendors themselves to maintain relationships with the vendor networks. Through AAMC’s team, we coordinate with Altisource Solutions and their vendor networks to establish a collective approach to the renovation management, maintenance, repair and materials supply chain in an effort to create a unified look and feel for our single-family rental properties.

The total fees incurred by us under this agreement will be dependent upon the property management, leasing and renovation management services required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and tenant turnover.

In the event the Current AMA with AAMC is terminated without cause by us, the Master Services Agreement with ASPS may be terminated at ASPS's sole discretion.

Amendment and Waiver Agreement with ASPS

In connection with our acquisition of 4,262 single-family rental properties from investment funds sponsored by Amherst Holdings, LLC (the “HOME SFR Transaction”) and to enable MSR to be property manager for the acquired properties, we and Altisource Solutions entered into an Amendment and Waiver Agreement (the “Amendment and Waiver Agreement”) to amend the Master Services Agreement. Pursuant to the Amendment and Waiver Agreement, we obtained a waiver of the exclusivity requirements under the Master Service Agreement for the acquired properties. Additionally, the Amendment and Waiver Agreement permits us to utilize the property management services of MSR in connection with up to approximately 3,000 additional properties if we acquire such additional properties from an entity affiliated with Amherst Holdings, LLC in one or more transactions within a specified time frame. The Amendment and Waiver Agreement also amended the Master Services Agreement to require us or any surviving entity to pay a $60 million liquidation fee to Altisource Solutions if (i) we sell, liquidate or dispose of 50% or more of our single family rental portfolio managed by Altisource Solutions over a rolling eighteen (18) month period without using the proceeds of such sales, liquidations or disposals to purchase additional single family rental assets or if (ii) the surviving entity in a change of control does not assume the Master Services Agreement with Altisource Solutions as property manager. The liquidation fee will not be required to be paid if we or any surviving entity terminate the Master Services Agreement as a result of a material breach of the Master Services Agreement by Altisource Solutions, for Altisource Solutions’ failure to meet certain specified performance standards or for certain other customary reasons.

Support services agreement

Under the support services agreement, ASPS may provide services to us in such areas as human resources, vendor management operations, corporate services, risk management, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services where we may need assistance and support. The support services agreement provides generally that ASPS will undertake to provide the support services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to our separation from ASPS. The support services agreement extended for two years after the separation and automatically renews every year thereafter but may be terminated earlier under certain circumstances, including a default. The fees for all support services provided pursuant to the support services agreement are based on the fully allocated cost of providing the service. “Fully allocated cost” means the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third party payments (but not taxes incurred in connection therewith).

During 2015, AAMC internalized certain of the support services that had been provided to us by ASPS by directly hiring 31 of the ASPS employees that had provided those services. We believe the direct hire of these employees has further increased the infrastructure of our manager so that they are better able to serve us operationally while enabling ASPS to focus on the property management, maintenance and brokerage services provided to us.

The total fees incurred by us under this agreement are dependent upon our business activity and the level of services required in connection therewith. In the event the Current AMA with AAMC expires or is terminated, the support services agreement will terminate within 30 days.

Separation Stock Option Plans

In connection with our separation from ASPS in December 2012, we adopted the 2012 Conversion Option Plan and the 2012 Special Option Plan. In the separation transaction, we issued options to purchase 809,240 shares of our common stock with a weighted average exercise price of $2.33 per share on December 31, 2012 under the Conversion Option Plan to ASPS employees holding ASPS stock options immediately prior to the separation. We also issued options to purchase 210,184 shares of our common stock with a weighted average exercise price of $1.15 per share at December 31, 2012 under the Special Option Plan to non-employee holders of ASPS stock options receiving shares in the separation. Because the options were granted as part of the separation to holders of ASPS stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our Annual Report on Form 10-K. No additional shares of common stock are issuable under either the 2012 Conversion Option Plan or the 2012 Special Conversion Option Plan.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to have included in our proxy materials, pursuant to SEC Rule 14a-8, relating to our Annual Meeting of Stockholders for next year, which is expected to be held on or about May 23, 2018, must be received not later than December 26, 2017. A proposal must comply with Rule 14a-8 and the SEC’s proxy rules. In accordance with Rule 14a-8, this deadline could change if next year’s Annual Meeting date is sooner or later.

Outside of SEC Rule 14a-8, RESI’s current Bylaws prescribe procedures that a stockholder must follow if the stockholder intends, at an Annual Meeting of Stockholders, to nominate individuals for election to the Board of Directors or to propose other business to be considered by stockholders at an Annual Meeting of Stockholders. These procedures require, among other things, that the stockholder give timely notice to our Corporate Secretary of the nomination or other proposed business, that the notice contain specified information and that the stockholder comply with certain other requirements. Generally, a stockholder’s notice in order to be timely must be delivered in writing to our Corporate Secretary, at the address below, not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Bylaws, we may disregard such nomination or proposal. Accordingly, if a stockholder intends, at the 2018 Annual Meeting of Stockholders, to nominate a person for election to the Board or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Corporate Secretary not earlier than November 26, 2017 nor later than 5:00 p.m., Eastern Time, on December 26, 2017, and comply with the requirements of the current Bylaws and applicable law. This deadline could change under certain circumstances specified in the current Bylaws.

Stockholder proposals and director nominations for the 2018 Annual Meeting of Stockholders should be directed to our Corporate Secretary at c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

ANNUAL REPORTS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 was made available to stockholders on March 1, 2017. The annual report can be found on our website www.altisourceresi.com under “Shareholders – Financial Information.”

We will furnish, without charge, to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the close of business on the record date for the meeting, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Altisource Residential Corporation, c/o Investor Relations at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS

Proxies may be solicited on behalf of the Board of Directors by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.

Copies of the annual report for 2016 and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR” each of the nominees for Director and (2) “FOR” the proposal on “Say-on-Pay.” Should any matter not described above be properly presented at the Annual Meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2016 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this proxy statement and our 2016 annual report was sent may request a separate copy by contacting Investor Relations at Altisource Residential Corporation, c/o Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820, or by calling our Secretary at (770) 383-4986. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David B. Reiner   02 Rochelle R. Dobbs   03 George G. Ellison   04 Michael A. Eruzione   05 Wade J. Henderson
06 William P. Wall

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 An advisory "Say-on-Pay" vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000336742_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form-10K are available at www.proxyvote.com

ALTISOURCE RESIDENTIAL CORPORATION
Annual Meeting of Stockholders
May 23, 2017 9:00 AM AST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George G. Ellison and Robin N. Lowe, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares or common stock of ALTISOURCE RESIDENTIAL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Atlantic Standard Time on May 23, 2017, at the Buccaneer Hotel, 5007 Estate Shoys, Christiansted, USVI 00820.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000336742_2 R1.0.1.15